FOR IMMEDIATE RELEASE	Contact: Kent A. McKee
Memphis, TN—February 2, 2010	(901) 753-3208

MUELLER INDUSTRIES, INC. REPORTS
FOURTH QUARTER AND FISCAL 2009 RESULTS

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller recognized non-cash impairment charges that, in aggregate, decreased pre-tax income by $29.8 million, and net income by 74 cents per diluted share for the fourth quarter of 2009. Primarily, the impairment charges reduce the carrying value of goodwill. The impairment charges resulted in a net loss for the fourth quarter of 2009 of $17.5 million, or 47 cents per diluted share. Without the impairment charges, the Company’s net earnings for the fourth quarter would have been $10.4 million, or 28 cents per diluted share.

For the fiscal year ended December 26, 2009, Mueller earned $4.7 million, or 12 cents per diluted share.  For fiscal 2008, the Company earned $80.8 million, or $2.17 per diluted share.  Net sales for 2009 were $1.55 billion compared with $2.56 billion in 2008.

Financial and Operating Highlights

Mr. Karp said:

•
“The decrease in net sales in 2009 was primarily due to lower unit shipments as well as the lower average cost of copper, the Company’s principal raw material, which is generally passed through to customers by changes in selling prices.

•
“For the full year, our Plumbing & Refrigeration segment posted operating earnings of $27.0 million on net sales of $892.1 million, which compares with operating earnings of $106.8 million on net sales of $1.40 billion in 2008.  During the fourth quarter of 2009, non-cash impairment charges totaling $19.5 million reduced operating earnings.

•
“Our OEM segment posted operating earnings of $28.7 million during 2009 on net sales of $664.1 million, which compares with operating earnings of $45.3 million on net sales of $1.18 billion for 2008.  During the fourth quarter of 2009, non-cash impairment charges totaling $10.3 million reduced operating earnings.

•	“Cash provided by operating activities was $77.4 million in 2009 compared with $180.9 million during 2008. Our focus on cash flow continues to be a bedrock characteristic of our management.

•	“Our current ratio was 4.4 to 1 and our working capital was $625.5 million, of which $346.0 million was cash on hand, equal to $9.19 per share.

•
“As of year end, our financial leverage was modest with a debt to total capitalization ratio of less than 20 percent.  Our financial position is strong.  If we repaid all outstanding indebtedness, we would still have in excess of $150 million in cash.

•	“Stockholders’ equity was $713.2 million which equates to a book value per share of $18.94.

•	“Capital expenditures during 2009 totaled $13.9 million. Capital expenditures will likely rise in 2010.”

Business Outlook for 2010

Regarding the outlook for 2010, Mr. Karp said, “The recovery of the U.S. economy appears to be well underway.  We believe the residential construction sector has hit bottom and is moving up, after almost four years of deep declines.  We expect the recovery in residential construction to be modest due to the continuing high rates of unemployment, the impact of mounting foreclosures, the tightening of lending terms and the phase out of governmental stimulus spending.  Even so, housing starts are likely to rise more than 20 percent in 2010 to 700,000 units, up from the extraordinarily low 550,000 units started in 2009.

“The private non-residential construction sector, which includes offices, industrial and retail projects, declined by over 20 percent in 2009, and the outlook is for a further decline in 2010, with recovery commencing in 2011.  Most of the other markets Mueller sells to will likely improve in 2010, in pace with the overall economy.  We expect business conditions will strengthen and improve as the year 2010 progresses.

“Our strategy for 2010 is to maintain and enhance our operational excellence.  We will continue to promptly adjust our operations to the on-going flow of business.  We are committed to making the capital investments that advance our strong competitive position in our marketplace.  Acquisitions have helped our Company grow over the past 20 years.  We are keenly interested in acquisitions that would expand our product lines and make us a more valuable resource for our customers.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Quarter Ended		For the Year Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales	$432,977	$435,373	$1,547,225	$2,558,448

Cost of goods sold	372,247	371,648	1,327,022	2,233,123
Depreciation and amortization	10,292	10,828	41,568	44,345
Selling, general, and administrative expense	27,593	28,301	116,660	136,884
Impairment charge	29,755	18,000	29,755	18,000

Operating (loss) income	(6,910)	6,596	32,220	126,096

Interest expense	(2,410)	(3,295)	(9,963)	(19,050)
Other income, net	184	4,793	872	13,896

(Loss) income before income taxes	(9,136)	8,094	23,129	120,942
Income tax expense	(7,996)	(340)	(17,792)	(38,332)

Consolidated net (loss) income	(17,132)	7,754	5,337	82,610

Less: net (income) loss attributable to noncontrolling interest	(395)	20	(662)	(1,796)

Net (loss) income attributable to Mueller Industries, Inc.	$(17,527)	$7,774	$4,675	$80,814

Weighted average shares for basic (loss) earnings per share	37,584	37,142	37,336	37,123
Effect of dilutive stock options	-	28	88	186

Adjusted weighted average shares for diluted (loss) earnings per share	37,584	37,170	37,424	37,309

Basic (loss) earnings per share	$(0.47)	$0.21	$0.13	$2.18

Diluted (loss) earnings per share	$(0.47)	$0.21	$0.12	$2.17

Dividends per share	$0.10	$0.10	$0.40	$0.40

Summary Segment Data:
Net sales:
Plumbing & Refrigeration segment	$231,036	$241,069	$892,071	$1,400,682
OEM segment	204,190	197,227	664,088	1,176,892
Elimination of intersegment sales	(2,249)	(2,923)	(8,934)	(19,126)

Net sales	$432,977	$435,373	$1,547,225	$2,558,448

Operating (loss) income:
Plumbing & Refrigeration segment	$(11,156)	$20,882	$27,043	$106,785
OEM segment	10,410	(9,902)	28,725	45,278
Unallocated expenses	(6,164)	(4,384)	(23,548)	(25,967)

Operating (loss) income	$(6,910)	$6,596	$32,220	$126,096

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 26,	December 27,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$346,001	$278,860
Accounts receivable, net	228,739	219,035
Inventories	191,262	210,609
Other current assets	42,841	46,322
Total current assets	808,843	754,826

Property, plant, and equipment, net	250,395	276,927
Other assets	120,903	151,160

	$1,180,141	$1,182,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$24,325	$24,184
Accounts payable	73,837	63,732
Other current liabilities	85,208	113,668
Total current liabilities	183,370	201,584

Long-term debt	158,226	158,726
Pension and postretirement liabilities	44,320	38,452
Environmental reserves	23,268	23,248
Deferred income taxes	31,128	33,940
Other noncurrent liabilities	887	1,698

Total liabilities	441,199	457,648

Total Mueller Industries, Inc. stockholders' equity	713,167	700,683
Noncontrolling interest	25,775	24,582

Total equity	738,942	725,265

	$1,180,141	$1,182,913

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 26,	December 27,
	2009	2008
	(Unaudited)
Operating activities:
Net income attributable to Mueller Industries, Inc.	$4,675	$80,814
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	41,758	44,884
Gain on early retirement of debt	(128)	(21,575)
Deferred income taxes	(2,554)	(4,465)
Stock-based compensation expense	2,633	2,915
Loss on disposal of properties	683	598
Net income attributable to noncontrolling interest	662	1,796
Income tax benefit from exercise of stock options	(203)	(92)
Impairment charge	29,755	18,000
Changes in assets and liabilities
Receivables	(6,482)	91,705
Inventories	22,699	44,591
Other assets	(505)	(7,855)
Current liabilities	(13,823)	(84,584)
Other liabilities	(1,808)	12,741
Other, net	26	1,459

Net cash provided by operating activities	77,388	180,932

Investing activities:
Capital expenditures	(13,942)	(22,261)
Proceeds from sales of properties	611	81
Net withdrawals from (deposits into) restricted cash balances	7,013	(6,117)

Net cash used in investing activities	(6,318)	(28,297)

Financing activities:
Repayments of long-term debt	(370)	(126,877)
Dividends paid to stockholders of Mueller Industries, Inc.	(14,944)	(14,847)
Dividends paid to noncontrolling interest	(1,449)	-
Issuance of shares under incentive stock option plans from treasury	9,145	1,167
Issuance (repayment) of debt by joint venture, net	131	(25,564)
Acquisition of treasury stock	(870)	(32)
Income tax benefit from exercise of stock options	203	92

Net cash used in financing activities	(8,154)	(166,061)

Effect of exchange rate changes on cash	4,225	(16,332)

Increase (decrease) in cash and cash equivalents	67,141	(29,758)
Cash and cash equivalents at the beginning of the year	278,860	308,618

Cash and cash equivalents at the end of the year	$346,001	$278,860

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET (LOSS) INCOME AS REPORTED
TO NET INCOME BEFORE IMPAIRMENT CHARGES
(In thousands, except per share data)

Earnings without impairment charges is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding non-cash impairment charges is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  Impairments reflect the impact of long-term decisions and investments that were made in prior periods.  Reconciliation of earnings without impairment charges to net loss as reported is as follows:

	For the Quarter Ended December 26, 2009
			Pro forma
		Impact of	Without
	As	Impairment	Impairment
	Reported	Charges (A)	Charges
	(Unaudited)

Operating (loss) income	$(6,910)	$29,755	$22,845

Interest expense	(2,410)	-	(2,410)
Other income, net	184	-	184

(Loss) income before income taxes	(9,136)	29,755	20,619
Income tax expense	(7,996)	(1,807)	(9,803)

Consolidated net (loss) income	(17,132)	27,948	10,816

Less: net income attributable to noncontrolling interest	(395)	-	(395)

Net (loss) income attributable to Mueller Industries, Inc.	$(17,527)	$27,948	$10,421

Diluted (loss) earnings per share	$(0.47)	$0.74	$0.28

(A)	The impairment charges, primarily goodwill, are estimates that will be adjusted, if necessary, after certain valuation procedures are completed as required by GAAP.